UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2013 (August 20, 2013)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54689	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 20, 2013, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through its operating partnership, New York Recovery Operating Partnership, L.P., entered into a credit agreement relating to a new $220.0 million credit facility (the “Credit Facility”) which provides for aggregate revolving loan borrowings of up to $110.0 million and aggregate term loan borrowings of up to $110.0 million. Through an “accordion feature,” the Company, subject to certain conditions, may increase borrowings under the Credit Facility to up to $325.0 million. The Company has guaranteed the obligations under the Credit Facility. The Company expects to use the financing available under the Credit Facility along with cash on hand from ongoing operations to finance portfolio acquisitions and for general corporate purposes. Capital One, National Association is the administrative agent, letter of credit issuer and swingline lender under the Credit Facility and the lending syndicate is comprised of U.S Bank National Association, Key Bank National Association, TD Bank, N.A. and People’s United Bank.

Capital One, National Association has previously been a lender to the Company and was the administrative agent under the Company’s previous credit facility.

The term loan component of the Credit Facility will mature on August 20, 2018 and the revolving loan component will mature on August 20, 2016. Both the term loan component and the revolving loan component of the Credit Facility contain extension options to obtain additional commitments in minimum increments of $25.0 million, provided aggregate borrowings under the Credit Facility do not exceed $325.0 million.

The Company will have the option, based upon its corporate leverage, its consolidated net worth and a minimum number of borrowing base properties in the borrowing base, to have the Credit Facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 1.50% to 2.75%; or (b) the Base Rate, plus an applicable margin that ranges from 0.50% to 1.75%. Base Rate is defined in the Credit Facility as the greatest of (i) the fluctuating annual rate of interest announced from time to time by Capital One, National Association as its “prime rate,” (ii) 0.5% above the federal funds effective rate and (iii) 1.0% above the applicable one-month LIBOR.

The Credit Facility provides for monthly interest payments for each Base Rate loan and periodic payments for each LIBOR loan, based upon the applicable LIBOR loan period, with all principal outstanding being due on the maturity date. The Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lenders have the right to terminate their obligations under the Credit Facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. The Company, certain of its subsidiaries and certain subsidiaries of its operating partnership have guaranteed or may guarantee the obligations under the Credit Facility on an unsecured basis.

The description of the Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement. The Company will file the credit agreement relating to the Credit Facility with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

Item 8.01. Other Events.

On August 21, 2013, the Company issued a press release announcing its entry into the Credit Facility which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release dated August 21, 2013

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: August 21, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors